    As filed with the Securities and Exchange Commission on November 15, 2001
                                                   Registration No. 333-________



                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933



                clickNsettle.com, Inc. (formerly NAM Corporation)
             (Exact Name of Registrant as Specified in Its Charter)


                Delaware                                 23-2753988
        (State of Incorporation)            (I.R.S. Employer Identification No.)


   1010 Northern Boulevard, Suite 336                       11021
          Great Neck, New York                           (Zip Code)
(Address of Principal Executive Offices)


                             clickNsettle.com, Inc.
                       AMENDED AND RESTATED 1996 INCENTIVE
                       AND NONQUALIFIED STOCK OPTION PLAN
                            (Full Title of the Plan)


                            Patricia Giuliani-Rheaume
                             Chief Financial Officer
                             clickNsettle.com, Inc.
         1010 Northern Boulevard, Suite 336, Great Neck, New York 11021
                     (Name and Address of Agent For Service)


                                 (516) 829-4343
          (Telephone Number, Including Area Code, of Agent For Service)


                  Please send copies of all communications to:
                             Robert S. Matlin, Esq.
                    Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                  590 Madison Avenue, New York, New York 10022
                                 (212) 872-8090


CALCULATION OF REGISTRATION FEE
========================= ======================= ======================= ======================= =======================
                                                     Proposed Maximum        Proposed Maximum
  Title of Securities          Amount to be           Offering Price        Aggregate Offering          Amount of
    to be Registered            Registered           Per Share (1)(2)          Price (1)(2)          Registration Fee
------------------------- ----------------------- ----------------------- ----------------------- -----------------------
     Common Stock,
    $.001 par value           333,333 shares              $0.80                  $266,666                  $67
========================= ======================= ======================= ======================= =======================

(1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933 (the "Securities Act"), this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2) The proposed maximum offering price per share has been estimated solely for the purpose of calculating the registration fee, in accordance with Rule 457(h), on the basis of the average of the high and low prices of the shares of the Common Stock as reported by the Nasdaq SmallCap Market on November 9, 2001.

                                     PART II


               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

The Contents of the Registration Statements on Forms S-8 (File No. 333-66893 and 333-90285), filed with the Commission on November 6, 1998 and November 4, 1999, respectively, are hereby incorporated by reference, except as revised below.

Item 3.  Incorporation of Certain Documents by Reference.

                  The following documents, heretofore filed by the Company with the Securities and Exchange Commission (the "Commission") pursuant to the Securities and Exchange Act of 1934 (the "Exchange Act"), are hereby incorporated by reference:

                  (a) the Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2001;

                  (b) the Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 2001;

                  (c) the Company's Proxy Statement, filed October 25, 2001, relating to the Annual Meeting of Shareholders to be held on December 14, 2001;

                  (d) the Company's Registration Statement on Form 8-A/A, filed on October 26, 1996; and

                  (e) all other reports filed by the Company pursuant to 13(a) or 15(d) of the Exchange Act, since the end of the fiscal year covered by the Annual Report referred to in (a) above.

                  All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

                  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.



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


Item 6.  Indemnification of Directors and Officers.

                  The Company's Certificate of Incorporation provides that the personal liability of the directors of the Company shall be limited to the fullest extent permitted by the provisions of Section 102 (b) (7) of the General Corporation Law of the State of Delaware (the "DGCL"). Section 102 (b) (7) of the DGCL generally provides that no director shall be liable personally to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that the Certificate of Incorporation does not eliminate the liability of a director for (i) any breach of the director's duty of loyalty to the Company or its stockholders; (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) acts or omissions in respect of certain unlawful dividend payments or stock redemptions or repurchases; or (iv) any transaction from which such director derives improper personal benefit. The effect of this provision is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of her or his fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (iv) above. The limitations summarized above, however, do not affect the ability of the Company or its stockholders to seek non-monetary remedies, such as an injunction or rescission against a director for breach of her or his fiduciary duty. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission (the "Commission"), such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                  In addition, the officers and directors have entered into indemnification agreements with the Company which provide that the Company shall, to the fullest extent permitted by Section 145 of the DGCL, indemnify all persons whom it may indemnify pursuant to Section 145 of the DGCL. Section 145 of the DGCL permits a company to indemnify an officer or director who was or is a party or is threatened to be made a party to any proceeding because of his or her position, if the officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

                  The Company maintains a directors' and officers' liability insurance policy covering certain liabilities that may be incurred by directors and officers in connection with the performance of their duties. The entire premium for such insurance is paid by the Company.

Item 8.  Exhibits.

                  The following is a complete list of exhibits filed as a part of this Registration Statement:

                  Exhibit No.       Document
                  -----------       --------

                     4.1 Amended and Restated 1996 Incentive and Nonqualified Stock Option Plan.

                     5.1 Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P. regarding the legality of shares of Common Stock being registered.

                     23.1           Consent of Grant Thornton LLP.

                     23.2 Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P. (included in Exhibit 5.1).

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Great Neck, State of New York, on November 14, 2001.

                                  clickNsettle.com, Inc.


                         By:      /s/ Roy Israel
                                  ----------------------------------------------
                                  Roy Israel, Chairman of the Board, President
                                  and Chief Executive Officer


                         By:      /s/ Patricia Giuliani-Rheaume
                                  ----------------------------------------------
                                  Patricia Giuliani-Rheaume, Vice President,
                                  Treasurer and Chief Financial Officer

                  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                  Signature                          Title                                              Date
                  ---------                          -----                                              ----

/s/ Roy Israel                                       Chairman of the Board,                     November 14, 2001
------------------------------------                 President and Chief Executive
Roy Israel                                           Officer (Principal Executive
                                                     Officer)



/s/ Patricia Giuliani-Rheaume                        Vice President, Treasurer                  November 14, 2001
------------------------------------                 and Chief Financial Officer
Patricia Giuliani-Rheaume                            (Principal Financial and
                                                     Accounting Officer)


           *                                         Director                                   November 14, 2001
------------------------------------
Anthony J. Mercorella


*By:  /s/ Roy Israel                                                                            November 14, 2001
------------------------------------
         Attorney-in-Fact



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